News Release

Date: February 6, 2007

Nalco Sales Grow 8.8 Percent; Earnings Per Share Double	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1109 www.nalco.com
Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) today announced that 2006 sales grew 8.8 percent to $3.6 billion, up from $3.3 billion in 2005. Net income increased 107 percent to $98.9 million, with diluted earnings per share doubling to 67 cents from the year-earlier 33 cents.

Earnings include after-tax charges of $24.8 million for business process optimization, reimbursed benefit plan contributions and unusual charges versus $22.9 million for the same items in 2005. Without these charges, earnings per share would have been 84 cents compared to 48 cents a year ago. (See Attachment 7B)

Adjusted EBITDA, used to determine compliance with the Company’s debt covenants, increased 12.8 percent to $680.1 million from the prior year’s $603.0 million, surpassing Nalco’s 12 percent improvement target for 2006.

‘‘Nalco employees worked diligently during the year to make sure we demonstrated the performance we think can be achieved by this business. It was a good year, and we look forward to delivering double-digit Adjusted EBITDA growth again in 2007,’’ said Dr. William H. Joyce, Chairman and Chief Executive Officer.

At $183.5 million, Free Cash Flow exceeded the Company’s target of $170 million, as higher earnings and a delay in some capital expenditures more than offset additional working capital use. In 2005, Nalco generated $119.6 million in Free Cash flow, which is defined as cash flow from operations less net capital expenditures and minority interest charges.

Energy Services led Nalco’s performance throughout the year, contributing 15.7 percent organic growth. ‘‘The entire Energy Services team, and those in shared functions who support them, achieved an important milestone in surpassing $1 billion in annual sales for the first time. The sizable investments we made in training our people and in expanding Research and Development to create value-added technology for our customers have been rewarded with rapid growth in this area,’’ Dr. Joyce said.

In addition to Energy Services, Nalco grew strongly in emerging geographies that include Brazil, Russia, India, and China, as well as in key technologies that include membrane performance enhancers and 3D TRASAR® cooling water stress management systems. Overall, Industrial and Institutional Services sales were up 6.4 percent organically, with Paper Services up 2.2 percent organically. Total Company organic sales increased 7.8 percent, with price accounting for just over half of this improvement. Purchased material and freight costs continued to increase in the fourth quarter.

‘‘Although we believe that the most rapid cost increases are behind us, we continued to face cost pressures through the fourth quarter and expect somewhat higher year-on-year costs in 2007. As we move through the year, we expect these pressures to slow, allowing us to focus additional sales engineer attention on real growth opportunities,’’ said Dr. Joyce.

Cost savings achieved during the fourth quarter were $35 million, bringing the full-year total to $71 million. For the year, these results fell modestly short of Nalco’s annual objective of $75 million in cost savings. ‘‘The work process improvements we are implementing will deliver significant savings – and

2	NALCO COMPANY

more importantly, improved service to our customers. We have taken longer to implement these programs than originally projected,’’ Dr. Joyce said. ‘‘However, we built momentum during the year that should result in hitting our marks during 2007.’’

All of Nalco’s segments expanded direct contribution margins from the hurricane-impacted 2005 fourth quarter. All of the businesses also delivered sequential direct contribution margin improvements from the third quarter, except for the Industrial and Institutional Services (I&IS) business, which benefits most heavily from summer cooling water business. ‘‘Notably, Paper Services closed with a solid fourth quarter and a strong innovation pipeline, providing reason for optimism in this business as we move into 2007,’’ said Dr. Joyce.

Fourth Quarter Results

Fourth quarter revenues increased 9.6 percent to $946.8 million from prior-year period results of $863.6 million. Organic growth was 6.6 percent with the other 3.0 percent resulting from positive currency fluctuations. Net income increased 50.4 percent to $37.9 million, or 26 cents per diluted share. Adjusted EBITDA improved 18.4 percent to $193.0 million from $163.0 million in the fourth quarter of 2005.

‘‘Clearly, the fourth quarter was a very strong one for us,’’ Dr Joyce noted. ‘‘This was expected, and included the benefit of not repeating last year’s hurricane impacts. I caution those looking at the high-teens Adjusted EBITDA growth rate to recognize that our level of achievement will be more modest as we move into 2007, as some of the fourth quarter gains resulted from not having those hurricane impacts recur.’’

During the quarter, organic sales increased 11.6 percent in Energy Services, 5.8 percent in I&IS and 2.0 percent in Paper Services. Total company organic sales were up 6.6 percent. Administrative cost increases resulted from higher variable incentive and benefit expenses compared to the year-ago period.

Free Cash Flow in the quarter of $45.4 million was used for debt reduction. However, currency impacts on the Company’s euro-denominated debt and accretion on its senior discount notes left reported net debt down only modestly from the third quarter to $3,151.5 million.

Further tax improvement contributed to Nalco’s performance in the year and in the quarter. The quarterly effective tax rate of 33.4 percent brought the full-year rate down to 35.5 percent. In 2005, Nalco’s effective tax rate was 44.7 percent.

Fourth quarter earnings include after-tax charges of $6.9 million for business process optimization, reimbursed benefit plan contributions and unusual charges versus $3.6 million for the same items in the fourth quarter of 2005. Without these charges, fourth quarter earnings per share would have been 30 cents compared to 20 cents a year ago. (See Attachment 7A)

2007 Outlook

Dr. Joyce said that Nalco’s 2007 performance targets reflect challenging, but more typical expectations for the business without the rapidly rising cost environment and significant natural disasters of the recent past. ‘‘We are targeting organic sales growth of better than 5 percent, 10 percent growth in Adjusted EBITDA, reported Earnings Per Share growth of better than 50 percent and Free Cash Flow improvement of at least 30 percent in 2007,’’ Dr. Joyce said. ‘‘These are ambitious targets, but we believe they are within our ability to achieve during the course of the year and consistent with our long-term expectations.’’

Price is expected to play a more modest role in Nalco’s sales gains in 2007, after two years in which rapid increases in purchased materials and freight made cost recovery through pricing a critical part of Nalco’s objectives. Real growth, defined as organic growth less price that just passes along higher

3	NALCO COMPANY

costs, is expected to average about 4 percent in 2007, up modestly from the 3.6 percent achieved in 2006.

In order to hit its high-level earnings objectives, Dr. Joyce said Nalco expects to achieve $75 million in cost savings during the year, with a modest bottom-line benefit after subtracting higher employee compensation and benefit costs and additional investments in expanding selling, service and research and development activities. ‘‘Our cost savings efforts have averaged $83 million a year over the last three years. Savings from programs developed initially for 2006 still look quite good, but some of the benefits are instead expected in 2007. More importantly, these work process improvements will enable us to better serve our customers, contributing to our long-term success,’’ Dr. Joyce noted.

Free Cash Flow growth will be led by higher earnings and supported by working capital improvements in 2007. Capital expenditures are expected to be above normal levels. ‘‘Typically, we would expect capital expenditures to run about $100 million. We expect to run above this number as we finish projects that had been delayed due to land title, permit and other issues,’’ said Dr. Joyce.

Conference call

Nalco will discuss fourth-quarter and full-year 2006 results in a conference call and Webcast to be held on Wednesday, Feb. 7, at 10:00 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com.

About Nalco

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 70,000 customer locations representing a broad range of end markets. It has established a global presence with more than 11,000 employees operating in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges. Adjustments to net earnings are identified in Attachments 7A and 7B. The adjustments represent those items included in Nalco’s income statement that are either one-time in nature, support incremental cost reduction programs, or – in the case of the profit-sharing reimbursements by our former owner – are unusual when compared to other companies. In addition, Nalco discusses sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties,

4	NALCO COMPANY

higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)

2.	Condensed Consolidated Statements of Operations (Unaudited)

3.	Condensed Consolidated Statements of Cash Flows (Unaudited)

4.	Segment Information (Unaudited)

5.	EBITDA and Adjusted EBITDA (Unaudited)

6.	Free Cash Flow (Unaudited)

7.	Share Base and Earnings Per Share (Unaudited)

5	NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited) December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$37.3	$30.8
Accounts receivable, less allowances of $19.0 in 2006 and $16.6 in 2005	695.3	622.3
Inventories:
Finished products	264.5	242.6
Materials and work in process	76.2	70.6
	340.7	313.2
Prepaid expenses, taxes and other current assets	94.1	83.1
Total current assets	1,167.4	1,049.4

Property, plant, and equipment, net	743.4	755.3
Intangible assets:
Goodwill	2,299.9	2,196.7
Other intangibles, net	1,169.5	1,227.5
Other assets	276.3	323.5
Total assets	$5,656.5	$5,552.4

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$288.2	$285.4
Short-term debt	150.2	22.6
Other current liabilities	281.0	235.2
Total current liabilities	719.4	543.2

Other liabilities:
Long-term debt	3,038.6	3,244.2
Deferred income taxes	317.8	353.0
Accrued pension benefits	430.7	416.4
Other liabilities	250.0	278.9

Minority interest	12.6	11.2
Shareholders’ equity	887.4	705.5
Total liabilities and shareholders’ equity	$5,656.5	$5,552.4

ATTACHMENT 1

6	NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months ended December 31, 2006	Three Months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005
Net sales	$946.8	$863.6	$3,602.6	$3,312.4
Operating costs and expenses:
Cost of product sold	507.5	481.2	1,976.5	1,832.2
Selling, administrative, and research expenses	289.9	256.4	1,113.5	1,029.7
Amortization of intangible assets	17.7	20.2	70.1	81.6
Business optimization expenses	0.9	4.3	9.5	25.6
Total operating costs and expenses	816.0	762.1	3,169.6	2,969.1

Operating earnings	130.8	101.5	433.0	343.3

Other income (expense), net	(3.8)	6.7	(4.4)	3.1
Interest income	2.7	2.2	9.1	8.4
Interest expense	(68.7)	(65.3)	(272.0)	(258.0)

Earnings before income taxes and minority interests	61.0	45.1	165.7	96.8

Income tax provision	20.4	18.6	58.9	43.3

Minority interests	(2.7)	(1.3)	(7.9)	(5.7)

Net earnings	$37.9	$25.2	$98.9	$47.8

Net earnings per share:
Basic	$0.26	$0.18	$0.69	$0.34
Diluted	$0.26	$0.17	$0.67	$0.33
Weighted-average shares outstanding (millions):
Basic	143.0	141.8	143.0	141.7
Diluted	147.0	146.6	146.7	146.6

ATTACHMENT 2

7	NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Year ended December 31, 2006	Year ended December 31, 2005
Operating activities
Net earnings	$98.9	$47.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	131.0	133.3
Amortization	70.1	81.6
Amortization of deferred financing costs and accretion of senior discount notes	43.5	40.2
Other, net	(6.8)	7.7
Changes in operating assets and liabilities	(51.9)	(110.7)
Net cash provided by operating activities	284.8	199.9

Investing activities
Purchase price adjustment on acquisition of Ondeo Nalco Group	—	(3.2)
Additions to property, plant, and equipment, net	(93.4)	(74.6)
Other investing activities	(6.2)	1.9
Net cash used for investing activities	(99.6)	(75.9)

Financing activities
Changes in short-term debt, net	30.8	2.9
Proceeds from long-term debt	—	24.3
Repayments of long-term debt	(205.6)	(145.8)
Other	(4.8)	(7.3)
Net cash used for financing activities	(179.6)	(125.9)
Effect of exchange rate changes on cash and cash equivalents	0.9	(0.6)
Increase (decrease) in cash and cash equivalents	6.5	(2.5)
Cash and cash equivalents at beginning of period	30.8	33.3
Cash and cash equivalents at end of period	$37.3	$30.8

ATTACHMENT 3

8	NALCO COMPANY

Nalco Holding Company and Subsidiaries
Segment Information
(Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended December 31, 2006	Three Months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005
Industrial and Institutional Services	$419.0	$384.1	$1,593.1	$1,482.1
Energy Services	279.5	244.2	1,052.2	899.7
Paper Services	186.6	178.0	721.6	698.1
Other	61.7	57.3	235.7	232.5
Net sales	$946.8	$863.6	$3,602.6	$3,312.4

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes and minority interests:

	Three Months ended December 31, 2006	Three Months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005
Segment direct contribution:
Industrial and Institutional Services	$97.3	$86.6	$360.9	$322.5
Energy Services	62.9	47.5	224.1	173.0
Paper Services	32.6	29.7	113.8	118.0
Other*	(5.7)	(17.6)	(55.2)	(65.9)
Capital charge elimination	19.6	19.9	77.1	79.1
Total segment direct contribution	206.7	166.1	720.7	626.7

Expenses not allocated to segments:
Administrative expenses	57.3	40.1	208.1	176.2
Amortization of intangible assets	17.7	20.2	70.1	81.6
Business optimization expenses	0.9	4.3	9.5	25.6
Operating earnings	130.8	101.5	433.0	343.3
Other income (expense), net	(3.8)	6.7	(4.4)	3.1
Interest income	2.7	2.2	9.1	8.4
Interest expense	(68.7)	(65.3)	(272.0)	(258.0)
Earnings before income taxes and minority interests	$61.0	$45.1	$165.7	$96.8

*Includes certain costs not allocated to segments, but deducted in arriving at direct contribution.

ATTACHMENT 4

9	NALCO COMPANY

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA (Unaudited)
(dollars in millions)

	Three Months ended December 31, 2006	Three Months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005
Net earnings	$37.9	$25.2	$98.9	$47.8
Income tax provision	20.4	18.6	58.9	43.3
Interest expense, net of interest income	66.0	63.1	262.9	249.6
Depreciation	33.5	33.3	131.0	133.3
Amortization	17.7	20.2	70.1	81.6
EBITDA	175.5	160.4	621.8	555.6

Business optimization expenses	0.9	4.3	9.5	25.6
Asset write-offs	1.1	(2.1)	2.5	2.8
Profit sharing expense funded by Suez	4.8	0.6	17.2	5.5
Franchise taxes	0.1	(0.5)	2.5	1.4
Non-cash rent expense	(1.8)	(1.8)	1.6	1.6
Non-wholly owned entities	2.7	0.6	5.8	2.2
Loss (gain) on sale, net of expenses	3.7	0.4	6.0	4.1
Pension settlements/curtailments	1.3	0.5	1.7	0.5
Other unusual charges	4.7	0.6	11.5	3.7
Adjusted EBITDA	$193.0	$163.0	$680.1	$603.0

ATTACHMENT 5

10	NALCO COMPANY

Nalco Holding Company and Subsidiaries
Free Cash Flow
(Unaudited)
(dollars in millions)

	Three Months ended December 31, 2006	Three Months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005
Net cash provided by operating activities	$81.9	$27.8	$284.8	$199.9
Minority interests	(2.7)	(1.3)	(7.9)	(5.7)
Additions to property, plant, and equipment, net	(33.8)	(29.3)	(93.4)	(74.6)
Free cash flow	$45.4	$(2.8)	$183.5	$119.6

ATTACHMENT 6

11	NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Three Months ended December 31, 2006		Three Months ended December 31, 2005
		Actual	Per Share*	Actual	Per Share*
Net earnings		$37.9	$0.26	$25.2	$0.17

Net earnings was reduced by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$0.6	$—	$2.8	$0.02
Profit sharing expense funded by Suez	COGS/SGA	3.2	0.02	0.4	—
Other unusual charges	COGS/SGA/OIOE	3.1	0.02	0.4	—
		$6.9		$3.6

Memo Only
Net earnings was reduced by the following items (before tax):
Business optimization expenses	Bus Opt Exp	$0.9	$0.01	$4.3	$0.03
Profit sharing expense funded by Suez	COGS/SGA	4.8	0.03	0.6	—
Other unusual charges	COGS/SGA/OIOE	4.7	0.03	0.6	—
		$10.4		$5.5

Weighted-average of shares outstanding (millions):
Basic		143.0		141.8
Diluted		147.0		146.6

* Diluted

ATTACHMENT 7A

12	NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Year ended December 31, 2006		Year ended December 31, 2005
		Actual	Per Share*	Actual	Per Share*
Net earnings		$98.9	$0.67	$47.8	$0.33

Net earnings was reduced by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$6.1	$0.04	$17.1	$0.12
Profit sharing expense funded by Suez	COGS/SGA	11.2	0.08	3.4	0.02
Other unusual charges	COGS/SGA/OIOE	7.5	0.05	2.4	0.02
		$24.8		$22.9

Memo Only
Net earnings was reduced by the following items (before tax):
Business optimization expenses	Bus Opt Exp	$9.5	$0.06	$25.6	$0.17
Profit sharing expense funded by Suez	COGS/SGA	17.2	0.12	5.5	0.04
Other unusual charges	COGS/SGA/OIOE	11.5	0.08	3.7	0.03
		$38.2		$34.8

Weighted-average of shares outstanding (millions):
Basic		143.0			141.7
Diluted		146.7			146.6

* Diluted

ATTACHMENT 7B